Exhibit 4.2

LIFELOCK, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 14th day of March, 2012, by and among (i) LifeLock, Inc., a Delaware corporation (the “Company”); (ii) the holders of shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), named on Schedule A attached hereto (individually, a “Series A Investor,” and collectively, the “Series A Investors”); (iii) the holders of shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), named on Schedule B attached hereto (individually, a “Series B Investor,” and collectively the “Series B Investors”); (iv) the holders of shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), named on Schedule C attached hereto (individually, a “Series C Investor,” and collectively, the “Series C Investors”); (v) the holders of shares of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), named on Schedule D attached hereto (individually, a “Series D Investor,” and collectively, the “Series D Investors”); (vi) the holders of shares of the Company’s Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), and Series E-2 Preferred Stock, par value $0.001 per share (the “Series E-2 Preferred Stock”), named on Schedule E attached hereto (individually, a “Series E Investor,” and collectively, the “Series E Investors”); and (vii) the holders of shares of the Company’s Series E-1 Preferred Stock, par value $0.001 per share (the “Series E-1 Preferred Stock”), named on Schedule F attached hereto (individually, a “Series E-1 Investor,” and collectively, the “Series E-1 Investors”), as amended from time to time to add such other person(s) who may hereafter become a party to this Agreement. The Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the Series E Investors, the Series E-1 Investors, and such other persons who may hereafter become a party to this Agreement are sometimes referred to herein individually as an “Investor” and collectively as the “Investors.”

RECITALS

A. The Company, the Series A Investors, the Series B Investors, the Series C Investors, and the Series D Investors are parties to that certain Third Amended and Restated Investors’ Rights Agreement, dated May 14, 2009 (the “Original Investors’ Rights Agreement”).

B. Section 3.4 of the Original Investors’ Rights Agreement provides that (i) any term of the Original Investors’ Rights Agreement may be amended or waived with the written consent of (a) the Company; (b) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as converted basis; and (c) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as converted basis; and (ii) any amendment or waiver of the rights granted to the “Major Investors” (as defined in the Original Investors’ Rights Agreement) requires the consent of at least a majority in interest of the “Registrable Securities” (as defined in the Original Investors’ Rights Agreement) held by the Major Investors.

C. The undersigned Investors constitute the holders of (i) at least a majority of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as converted basis, (ii) at least a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as converted basis, and (iii) at least a majority in interest of the Registrable Securities held by the Major Investors.

D. The Series A Investors are the record holders of (i) 6,428,571 shares of Series A Preferred Stock, and (ii) warrants to purchase 2,267,357 shares of Series A Preferred Stock.

E. The Series B Investors are the record holders of 6,850,000 shares of Series B Preferred Stock.

F. The Series C Investors are the record holders of 5,677,571 shares of Series C Preferred Stock.

G. The Series D Investors are the record holders of (i) 10,094,389 shares of Series D Preferred Stock, and (ii) a warrant to purchase 71,177 shares of Series D Preferred Stock.

H. On February 7, 2012, the Series E Investors and the Company entered into that certain Series E and Series E-2 Preferred Stock and Warrant Purchase Agreement (the “Series E Preferred Stock and Warrant Purchase Agreement”), pursuant to which the Series E Investors are purchasing an aggregate of 11,486,999 shares of Series E Preferred Stock and 2,284,960 shares of Series E-2 Preferred Stock, and warrants (the “Series E Warrants”) to purchase an aggregate of 2,062,495 shares of Series E Preferred Stock and 1,380,496 shares of Series E-2 Preferred Stock (such shares of Series E Preferred Stock and Series E-2 Preferred Stock issuable upon exercise of the Series E Warrants shall be hereinafter referred to as the “Series E Warrant Shares”).

I. Concurrently herewith and in connection with the Company’s acquisition of ID Analytics, Inc., a Delaware corporation (“IDA”), pursuant to that certain Agreement and Plan of Merger, dated as of February 7, 2012, by and among the Company, IDEA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, IDA, and John Balen, as the Stockholders’ Representative, the Series E-1 Investors and the Company are entering into that certain Series E-1 Preferred Stock Purchase Agreement, pursuant to which the Series E-1 Investors are purchasing an aggregate of 1,586,778 shares of Series E-1 Preferred Stock. The shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock are referred to herein collectively as the “Preferred Shares.”

J. The Company and the Investors desire to enter into an agreement granting the Investors certain registration rights, information rights, and other rights in connection with their ownership of capital stock of the Company.

K. The Company and the Investors desire that this Agreement amend, restate, and supersede in its entirety the Original Investors’ Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree (i) that this Agreement hereby amends, restates, and supersedes in its entirety the Original Investors’ Rights Agreement, and (ii) as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) “Affiliated Fund” means, with respect to a Holder that is a limited liability company or a limited liability partnership, a fund or entity managed by the same manager, managing member, general partner, or management company, or by an entity controlling, controlled by, or under common control with such manager, managing member, general partner, or management company.

(b) “Common Stock” means the Company’s voting common stock, par value $0.001 per share.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(d) “Excluded Registration” means (i) a registration relating solely to the issuance and sale of securities to participants in a Company equity incentive plan; (ii) a registration relating solely to the issuance and sale of securities to effect a corporate reorganization; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(f) “Holder” means any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.

(g) “Major Investor” means (i) any Investor that holds at least 1,000,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like); (ii) any Investor that holds at least 149,000 shares of Series D Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like); or (iii) any Investor that holds at least 190,000 shares of Series E Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like). A Major Investor includes any general partners, managing members, and affiliates of a Major Investor, including Affiliated Funds.

(h) “Non-Voting Common Stock” means the Company’s non-voting common stock, par value $0.001 per share.

(i) “Qualified IPO” shall have the meaning given to such term in the Restated Certificate.

(j) “Register,” “registered,” and “registration” refer to a registration of the Company’s securities effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k) “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Shares, the Series E Warrant Shares, or shares of Non-Voting Common Stock held by the Holders and any assignee thereof in accordance with Section 1.12 of this Agreement; (ii) any other shares of Common Stock (or shares of Common Stock issued or issuable upon exercise of warrants to purchase Common Stock) held by the Holders and any assignee thereof in accordance with Section 1.12 of this Agreement; (iii) any shares of Common Stock, or any shares of Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired after the date hereof by the Holders and any assignee thereof in accordance with Section 1.12 of this Agreement; and (iv) any other shares of Common Stock of the

Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i), (ii), or (iii); excluding, however, in all cases any Registrable Securities sold in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 1.15 of this Agreement.

(l) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(m) “Restated Certificate” means the Company’s Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the state of Delaware on or about the date hereof, as may be amended and/or restated from time to time.

(n) “Right of First Refusal and Co-Sale Agreement” means that certain Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company, the “Founders” named therein, and the “Investors” named therein, as may be amended from time to time.

(o) “SEC” means the Securities and Exchange Commission.

(p) “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(q) “Transaction Agreements” shall have the meaning given to such term in the Series E Preferred Stock and Warrant Purchase Agreement.

(r) “Voting Agreement” means that certain Fourth Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and the “Stockholders” named therein, as may be amended from time to time.

(s) “WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier to occur of (i) March 14, 2014, or (ii) the date which is six months after the effective date of a Qualified IPO, a written request from the Holders of at least a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $8.4837 per share of Common Stock (as adjusted for any stock splits, stock dividends, combination, reorganization, or reclassification with respect to such shares) and the aggregate proceeds of which (net of underwriters’ discounts and commissions) exceed $25,000,000, then the Company shall, within 20 days after receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of Section 1.2(b), use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered within 40 days after the mailing of such notice by the Company.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwritten offering. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such offering. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”) it would be detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 180 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right or the similar right set forth in Section 1.4(b)(ii) more than once in any 12-month period; and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 180-day period (other than in a Qualified IPO or an Excluded Registration).

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two registrations pursuant to this Section 1.2; provided, however, that such registrations have been declared or ordered effective and that either (A) the conditions of Section 1.5(a) have been satisfied, or (B) the registration statements remain effective and there are no stop orders in effect to such registration statements;

(ii) during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof unless such offering is not the initial public offering of the Company’s securities, in which case, ending on a date 90 days after the effective date of such registration subject to Section 1.3 hereof; provided, that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within ten days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered if any stock of the Company is registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company in accordance with Section 1.7 hereof.

1.4 Form S-3 Registration. During such time as the Company shall be eligible for the use thereof, the Holders and each Holder shall have the right to require the Company to file registration statements, including a shelf registration statement, and if the Company is a WKSI, an automatic shelf registration statement, on Form S-3 or any successor form under the Securities Act covering all or any part of their and their affiliates’ Registrable Securities, by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. Upon receipt of such a written request, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders;

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification, or compliance pursuant to this Section 1.4: (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (ii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors, it would be detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right or the similar right set forth in Section 1.2(c) more than once in any 12-month period; (iii) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (iv) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification, or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (v) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3; provided, however, notwithstanding the foregoing, to the extent that registration on Form S-3 is not available to a Holder that has requested registration under this Section 1.4, the Company shall use commercially reasonable efforts to effect such registration on a Form S-1 (which shall not count as one of the two demand registrations contemplated by Section 1.2(d)(i)), provided that such Holder shall be responsible for paying the incremental cost to the Company of using a Form S-1 in lieu of a Form S-3 hereunder; provided, further, that such Holder shall not be so obligated in the event that the unavailability of Form S-3 is attributable to a failure of the Company to satisfy the registrant requirements of General Instruction I.A. of Form S-3; and

(c) subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company.

(a) Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(iii) Promptly notify the Holders of the effectiveness of such registration statement, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(iv) Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement or the associated prospectus.

(v) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction.

(vi) In the event of any underwritten public offering, (A) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; and (B) cause senior representatives of the Company to participate in any “road show” or “road shows” reasonably requested by any underwriter of an underwritten or “best efforts” offering of any Registrable Securities. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(vii) Immediately notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of the Holders promptly prepare and furnish to the Holders a reasonable number of copies of a supplement to, or an amendment of, such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days or until the distribution described in such registration statement is completed, if earlier.

(viii) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.

(ix) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(x) Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.

(xi) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities.

(xii) In the event of the issuance of any stop order suspending the effectiveness of such registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, use its commercially reasonable efforts to obtain promptly the withdrawal of such order.

(b) The Company agrees that if Goldman, Sachs & Co. (“Goldman”) or any of its affiliates (each a “GS Entity”) could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with any registration of the Company’s securities of any GS Entity pursuant to this Agreement and any amendment or supplement thereof (any such registration statement or amendment or supplement a “GS Underwriter Registration Statement”), then the Company will cooperate with such GS Entity in allowing such GS Entity to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at Goldman’s request, the Company will furnish to Goldman, on the date of the effectiveness of any GS Underwriter Registration Statement and thereafter from time to time on such dates as Goldman may reasonably request, (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to Goldman; and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such GS Underwriter Registration Statement, in form, scope, and substance as is customarily given in an underwritten public offering, including, without limitation, a standard “10b-5” opinion for such offering, addressed to Goldman. The Company will also (a) permit legal counsel to Goldman to review and comment upon any such GS Underwriter Registration Statement at least five business days prior to its filing with the SEC and all amendments and supplements to any such GS Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC; and (b) not file any GS Underwriter Registration Statement or amendment or supplement thereto in a form to which Goldman’s legal counsel reasonably objects. The Company shall also extend the benefits of this paragraph (b) to (x) any underwriter, if Registrable Securities are being sold through underwriters and (y) any Investor other than Goldman that could reasonably be deemed to be an underwriter.

1.6 Information From Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.4(b), whichever is applicable.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings, or qualifications pursuant to Sections 1.2, 1.3, and 1.4, including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and the fees and disbursements of counsel for the selling Holders in an amount not to exceed $35,000, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, further, however, that if at the time of such withdrawal, the Holders (a) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request; and (b) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one demand registration pursuant to Section 1.2.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders), but in no event shall the amount of securities of the selling Holders in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is a Qualified IPO, in which case the selling Holders may be entirely excluded if the underwriters make the determination described above and no other stockholder’s securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a venture capital fund, a partnership, or a corporation, the Affiliated Funds, partners, retired partners, and stockholders of such stockholder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. If any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any free writing prospectus used in connection with any offering, including, but not limited to, any free writing prospectus used by the Company, the underwriters, or the Investors; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; or (iv) the information conveyed to any purchaser at the time of sale by the Company or at the instruction of the Company containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading; and the Company will pay to each such Holder, underwriter, or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter, or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement, and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, that in no event shall any indemnity under this Section 1.10(b) (when combined with any contribution under Section 1.10(d)) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.10(d) (when combined with any indemnity under Section 1.10(b)) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days following the effective date of a Qualified IPO so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the Qualified IPO), the Securities Act, and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) of at least 500,000 shares of such securities (subject to adjustment for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like) (or if the transferring Holder owns less than 500,000 shares of such securities, then all Registrable Securities held by the transferring Holder); (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member, or stockholder of a Holder; (c) that is an Affiliated Fund; (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member,” which term shall include adoptive relationships); or (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member; provided, in each such case, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee or assignee agrees in writing to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will, or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided, that all transferees and assignees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included; or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14 Lock-Up Agreement.

(a) In connection with the initial public offering of securities of the Company and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder (which, in the case of Goldman, shall mean for purposes of this Section 1.14 the Americas Special Situations Group of Goldman, Sachs & Co.) agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc.) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) The obligations described in Section 1.14(a) shall apply only if all officers and directors, and all stockholders holding more than one percent of the Company’s outstanding capital stock, enter into similar agreements, and shall not apply to an Excluded Registration.

(c) In order to enforce the covenants in this Section 1.14, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14).

(d) Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

(e) In the event that any directors or officers, or any holders of more than one percent of the Company’s outstanding capital stock, are released from their lock-up agreements pursuant to this Section 1.14, the Company will use its best efforts to cause the underwriters to release the Investors pro rata. The Company shall also use its best efforts to cause any future holders of one percent or more of the Company’s outstanding capital stock to agree to a lock-up provision similar to this Section 1.14.

(f) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.15 Termination of Registration Rights. The right of a Holder to exercise any right provided for in this Section 1 shall terminate upon the earlier to occur of (a) the fifth year anniversary of the closing of a Qualified IPO; (b) when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144(b)(1)(i) (last sentence) (provided, however, that to the extent that any such Registrable Securities subsequently become ineligible for sale pursuant to such provision, such Holder’s registration rights shall be reinstated and again be exercisable according to the terms and conditions hereof); or (c) upon termination of the Agreement pursuant to Section 3.1.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet and a statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, and such year-end financial reports shall be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, an unaudited statement of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within 22 days of the end of each month, an unaudited income statement and an unaudited statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) within 30 days prior to the end of each fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year;

(e) as soon as practicable following the end of each of the first three quarters of each fiscal year of the Company, an updated capitalization table;

(f) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying on behalf of the Company that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors or a committee thereof determines that it is in the best interest of the Company to do so; and

(g) promptly upon sending or mailing the same, all reports and financial statements that the Company sends to (i) members of its Board of Directors; (ii) holders of the Company’s Common stock; or (iii) the Company’s lenders.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records, and to discuss the Company’s affairs, finances, and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, Major Investor includes any general partners, managing members, or affiliates of a Major Investor, including Affiliated Funds. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners, members, or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares; (ii) the number of such Shares to be offered; and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) By written notification to the Company within ten days after delivery of the RFO Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock and Non-Voting Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the sum of (i) the total number of shares of Common Stock and Non-Voting Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and (ii) shares of Common Stock issuable to employees, consultants, or directors pursuant to an equity compensation plan approved by the Board of Directors. At the expiration of such ten-day period, the Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully Exercising Investor, by giving written notice to the Company, may elect to purchase or obtain, in addition to the number of shares specified above, up to that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock and Non-Voting Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock and Non-Voting Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by all Fully-Exercising Investors who wish to purchase such unsubscribed shares. Such purchase shall be completed at the same closing as that of any third-party purchasers or at an additional closing.

(c) The Company may, during the 45-day period following the expiration of the period provided in Section 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days after the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to (i) the issuance of securities in connection with stock dividends, stock splits, combination, reorganization, recapitalization, reclassification, or similar transactions; (ii) the issuance or sale of up to 18,426,332 shares (or such greater number as is unanimously approved by the Board of Directors) of Common Stock (or options or rights therefor) to employees, consultants, and directors of the Company, directly or pursuant to an equity compensation plan approved by the Board of Directors; (iii) the issuance of securities pursuant to the exercise or conversion of warrants, notes, or other securities exercisable for or convertible into capital stock of the Company outstanding as of the date of this Agreement; (iv) the issuance of Common Stock or Non-Voting Common Stock, as applicable, upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, or Series E-2 Preferred Stock; (v) the issuance of Common Stock upon conversion of the Non-Voting Common Stock; (vi) the issuance of Common Stock upon exercise of warrants to purchase Common Stock outstanding as of the date of this Agreement; (vii) the issuance of Series A Preferred Stock upon exercise of warrants to purchase Series A Preferred Stock outstanding as of the date of this Agreement; (viii) the issuance of Series D Preferred Stock upon exercise of warrants to purchase Series D Preferred Stock outstanding as of the date of this Agreement; (ix) the issuance of Series E Warrant Shares upon exercise of the Series E Warrants; (x) the issuance of securities with the affirmative vote of each of (A) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis, and (B) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis; (xi) securities issuable pursuant to a Qualified IPO; or (xii) the issuance of Non-Voting Common Stock as may be required pursuant to the Right of First Refusal and Co-Sale Agreement. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

(e) Notwithstanding anything in this Section 2.3 to the contrary,

(i) in the event that (A) a Major Investor desires to exercise its rights to purchase Shares under this Section 2.3 and (B) either (1) such Major Investor is limited by applicable law or regulation from holding the type of Shares being sold or (2) such Major Investor would be required to incur material costs or be subject to material delay in order to be able to acquire any such Shares (collectively, “Adverse Consequences”), the Company and the other Investors shall cooperate in good faith with such Major Investor to allow such Major Investor to exercise its rights in a manner that (x) does not cause Adverse Consequences and (y) implements the economic and equitable intent of this Section 2.3 from the perspective of such Major Investor and the Company; provided, however, that such good faith cooperation shall not require any Investor to commit to any material undertakings or expenditures; and

(ii) in the event that (A) any Major Investor desires to exercise its rights to purchase Shares under this Section 2.3 which consist of Voting Common Stock or Shares convertible into Voting Common Stock and (B) such Major Investor desires to acquire shares of the Non-Voting Common Stock, or shares convertible into Non-Voting Common Stock, the Company and the other Investors shall cooperate in good faith with such Major Investor to allow such Major Investor to exercise its rights in a manner that (1) allows it to acquire shares of Non-Voting Common Stock or shares convertible into Non-Voting Common Stock and (2) implements the economic and equitable intent of this Section 2.3 from the perspective of such Major Investor and the Company; provided, however, that such good faith cooperation shall not require any Investor to commit to any material undertakings or expenditures.

2.4 Investor Director Approval. For so long as least 1,000,000 Preferred Shares are outstanding (subject to adjustment for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like), the Company will not, without the approval of the Board of Directors (which must include the affirmative vote of at least two of the “Preferred Directors” (as defined in the Restated Certificate), including the Preferred Director designated by Goldman or its affiliates pursuant to the Voting Agreement; provided, that the covenants listed in clauses (h) and (j) below shall not require the approval of the Preferred Director designated by Goldman or its affiliates as one of the approving Preferred Directors), do any of the following:

(a) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make any loan or advance to any person, except advances and similar expenditures in the ordinary course of business disclosed to the Board of Directors;

(c) guarantee any indebtedness, except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000, or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;

(e) enter into or be a party to any transaction with any director, officer, or stockholder;

(f) hire, fire, or change the compensation of any executive officer, award compensation packages (or amend any existing packages) that provide for the potential of cash compensation in excess of $200,000 per year or the issuance of equity securities representing in excess of 0.50% of the fully diluted capitalization of the Company, or issue shares or options without standard vesting or provide for the acceleration of such vesting in any circumstance;

(g) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(h) sell, transfer, license, pledge, or encumber technology or intellectual property of the Company, other than licenses granted in the ordinary course of business;

(i) establish any committee of the Board of Directors; or

(j) select a managing underwriter for a Qualified IPO or a financial advisor to the Company in connection with a sale of the Company.

2.5 Director and Officer Liability Insurance. The Company shall maintain a minimum of $5,000,000 in the aggregate, or such higher number as determined by the Board of Directors, in director and officer liability insurance. If the Company merges with another entity and is not the surviving corporation of the merger, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to the indemnification of directors.

2.6 Termination of Covenants. The covenants set forth in Sections 2.1 through Section 2.3 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the Agreement pursuant to Section 3.1. In addition, the covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act.

2.7 Key Person Insurance. The Company shall use commercially reasonable efforts to maintain in effect “key person” term life insurance policies of at least $6 million on the life of Todd Davis, which names the Company as beneficiary.

2.8 Compensation of Directors. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof. After the initial public offering of the Company’s capital stock, the Company shall pay or provide to any director of the Company who is nominated by the Investors, fees, options, and other compensation in amounts at least equal to the fees, options, or other compensation paid to all other non-management directors of the Company.

2.9 Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account.

2.10 Affiliated Transactions. All transactions by and between the Company and any officer, employee, director, or stockholder of the Company or persons controlling, controlled by, under common control with, or otherwise affiliated with such officer, employee, director, or stockholder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons, and shall be approved by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis.

2.11 Corporate Existence. The Company shall maintain and cause each of its subsidiaries, if any, to maintain their respective corporate existence.

2.12 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement or any other Transaction Agreement.

2.13 Compliance with Laws. The Company shall use commercially reasonable efforts to comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations, and orders, noncompliance with which is reasonably likely to materially adversely affect its business or financial condition.

2.14 Properties, Business Insurance. The Company shall maintain, and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against casualties and contingencies and of such types and in such amounts as they currently maintain or such lesser amount as is customary for companies similarly situated.

2.15 Bylaws. The Company shall at all times cause its Bylaws to provide that unless otherwise required by the laws of the state of Delaware, any one director shall have the right to call a meeting of the Board of Directors. The Company shall at all times maintain provisions in its Bylaws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the state of Delaware.

2.16 Employee Agreements. The Company shall obtain, and shall cause its subsidiaries, if any, to use all commercially reasonable efforts to obtain, a nondisclosure, noncompetition, and assignment agreement in substantially the form approved by the Board of Directors from all future officers and employees and any consultants who will have access to confidential information of the Company or any of its subsidiaries, within a reasonable period of time after their employment by the Company or any of its subsidiaries. The Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the nondisclosure, noncompetition, and assignment agreements, now or in the future in effect, without the approval of the Board of Directors, including at least one Preferred Director.

3. Miscellaneous.

3.1 Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution, or winding up of the Company pursuant to the Restated Certificate, provided that (a) the liquidation preference, redemption, and protective provision requirements of the Restated Certificate with respect to such transaction have been fully complied with and (b) in the event of a Liquidation Transaction (as defined in the Restated Certificate), the consideration payable to the Company’s stockholders consists solely of cash and/or securities the class of which is listed for trading on a national securities exchange (with such securities subject to any applicable lock-up agreement or registration requirements, which such lock-up or registration requirements shall apply equally to each of the Company’s stockholders) (a “Qualified Liquidation Transaction”).

3.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and any and all other written or oral agreements relating to the subject matter of this Agreement existing between the parties are expressly canceled.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Shares or any Common Stock or Non-Voting Common Stock, as applicable, issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of (a) the Company; (b) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis; and (c) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as a single class on an as converted to Voting Common Stock basis; provided, however, that any amendment or waiver of the rights granted to the Major Investors in Section 2 above shall require the consent of at least a majority in interest of the Registrable Securities held by the Major Investors. Notwithstanding the foregoing, (i) no term of this Agreement shall be amended or waived without the written consent of an Investor if such amendment or waiver disproportionately affects the rights of such Investor as compared to the rights of the other Investors; (ii) Section 2.4, Section 3.1, and Section 3.4 (except for subsection (i) of this Section 3.4) shall not be amended or waived without the written consent of the holders of at least 90% of the Preferred Shares; and (iii) Section 3.4(i) shall not be amended or waived without the written consent of each of the Investors. Any amendment or waiver effected in accordance with this Section 3.4 shall be binding upon the Company, the Investors, and all of their respective successors and assigns, whether or not such party or assignee has signed or otherwise approved such amendment or waiver.

3.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or email (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number or email address as set forth on the signature page or on Schedule A, Schedule B, Schedule C, Schedule D, Schedule E, or Schedule F, or to such address or facsimile number or email address as subsequently modified by written notice given in accordance with this Section 3.5. If notice is given to the Company, a copy shall also be sent to Clarissa Cerda, the Company’s Senior Vice President, General Counsel, and Secretary, at the address of the Company set forth on the signature page hereto.

3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.7 Governing Law. This Agreement and all acts and transactions pursuant to this Agreement shall be governed, construed, and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of laws.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Aggregation of Stock. All Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY: LIFELOCK, INC.

By:	/s/ Todd Davis
Todd Davis, Chairman, President, and Chief Executive Officer

Address:

60 East Rio Salado Parkway Suite 400 Tempe, Arizona 85281 Facsimile: (480) 907-2944 Email: clarissa.cerda@lifelock.com

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: BESSEMER VENTURE PARTNERS VI L.P. BESSEMER VENTURE PARTNERS VI INSTITUTIONAL L.P. BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P.

By:	Deer VI & Co. LLC, General Partner

	By:	/s/ J. Edmund Colloton
J. Edmund Colloton, Executive Manager

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: KPCB HOLDINGS, INC., as Nominee

By:	/s/ Ted Schlein
Name:	Ted Schlein
Title:	Senior Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: GOLDMAN, SACHS & CO.

By:	/s/ Albert Dombrowski
Name:	Albert Dombrowski
Title:	Managing Director

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: SVB CAPITAL PARTNERS II, L.P.

By:	SVB Capital Partners II LLC, its General Partner

	By:	/s/ Vera Mumm
	Name:	Vera Mumm
	Title:	Authorized Signatory

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: CVE-KAUFFMAN FELLOWS ENDOWMENT FUND I, L.P.

By:	TrueBridge GP Partners, L.P.

By:	TrueBridge GP Holdings, L.P.

By:	TrueBridge Capital Partners, LLC

	By:	/s/ Edwin Poston
	Name:	Edwin Poston
	Title:	Manager

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: SD-LEG LIFELOCK LLC

By:	SDCP Partners LLC, its Managing Member

	By:	/s/ Gustav H. Koven
	Name:	Gustav H. Koven
	Title:	Managing Member

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: RSM LIFELOCK, LLC

By:	/s/ James D. Lackie
Name:	James D. Lackie
Title:	Manager

RSM LIFELOCK 2, LLC

By:	/s/ James D. Lackie
Name:	James D. Lackie
Title:	Manager

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: SYMANTEC CORPORATION

By:	/s/ Gregory M. King
Name:	Gregory M. King
Title:	Vice President Legal

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: BLUE CHIP V LLC

By:	Blue Chip Partners LLC, its Manager

	By:	/s/ John H. Wyant
	Name:	John H. Wyant
	Title:	Managing Director

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: INDUSTRY VENTURES FUND V, L.P.

By:	Industry Ventures Management V, L.L.C., its General Partner

	By:	/s/ Mike Gridley
Mike Gridley, Member

INDUSTRY VENTURES SPECIAL OPPORTUNITIES FUND, L.P.

By:	Industry Ventures Management VI, L.L.C., its General Partner

	By:	/s/ Mike Gridley
Mike Gridley, Member

INDUSTRY VENTURES V-A, L.P.

By:	Industry Ventures Management V, L.L.C., its General Partner

	By:	/s/ Mike Gridley
Mike Gridley, Member

INDUSTRY VENTURES PARTNERSHIP HOLDINGS II-A, L.P.

By:	Industry Ventures Partnership Holdings II GP, L.L.C., its General Partner

	By:	/s/ Kenneth C. Wallace III
	Name:	Kenneth C. Wallace III
	Title:	Manager

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: BROWNSAVANO DIRECT CAPITAL PARTNERS, L.P.

By:	BrownSavano Direct GP, LLC, its General Partner

By:	BrownSavano JV, LLC, its Manager

	By:	/s/ Gustav H. Koven
Gustav H. Koven III, Managing Director

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: KEATING CAPITAL, INC.

By:	/s/ Frederic M. Schweiger
Frederic M. Schweiger, Chief Operating Officer

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: THAYER STREET HOLDINGS LL, LLC

By:	Thayer Street Holdings, LLC, Its Managing Member

	By:	/s/ Joshua Koplewicz
	Name:	Joshua Koplewicz
	Title:	Authorized Signatory

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: CROSS CREEK CAPITAL, L.P.

By:	Cross Creek Capital GP, L.P. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Daniel Thurber
Name:	Daniel Thurber
Title:	Vice President

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

By:	Cross Creek Capital GP, L.P. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Daniel Thurber
Name:	Daniel Thurber
Title:	Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By:	Institutional Venture Management XIII, LLC
Its:	General Partner

By:	/s/ Dennis Phelps
Managing Director

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: IGC FUND VI, LP

By:	Investor Growth Capital, LLC Its General Partner

By:	/s/ Michael V Oporto
Michael V Oporto Secretary

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: CANAAN EQUITY III L.P.
By:	CANAAN EQUITY PARTNERS III LLC

By:	/s/ John V. Balen
John V. Balen Member/Manager

CANAAN EQUITY III ENTREPRENEURS LLC
By:	CANAAN EQUITY PARTNERS III LLC

By:	/s/ John V. Balen
John V. Balen Manager

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: TRINITY VENTURES VIII, L.P. TRINITY VIII SIDE-BY-SIDE FUND, L.P. TRINITY VIII ENTREPRENEURS’ FUND, L.P. California Limited Partnerships

By:	TRINITY TVL VIII, LLC, a California limited liability company Their General Partner

By:	/s/ Noel J. Fenton
Noel J. Fenton, Member

TRINITY VENTURES VII, L.P. TRINITY VII SIDE-BY-SIDE FUND, L.P. California Limited Partnerships

By:	TRINITY TVL VII, LLC, a California limited liability company Their General Partner

By:	/s/ Noel J. Fenton
Noel J. Fenton, Member

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: MISSION VENTURES II, L.P.

By: Mission Ventures Management II, LLC
Its: General Partner

Signature:	/s/ Ted Alexander
Print Name:	Ted Alexander
Title:	Managing Member

MISSION VENTURES AFFILIATES II, L.P.

By: Mission Ventures Management II, LLC
Its: General Partner

Signature:	/s/ Ted Alexander
Print Name:	Ted Alexander
Title:	Managing Member

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: MILLENNIUM TECHNOLOGY VALUE PARTNERS, L.P.

By:	/s/ Samuel L. Schwerin
Name:	Samuel L. Schwerin
Title:	Managing Member, Millennium TVP (GP), LLC, General Partner of Millennium Technology Value Partners Management, L.P., General Partner of Millennium Technology Value Partners, L.P.

MILLENNIUM TECHNOLOGY VALUE PARTNERS (RCM), L.P.

By:	/s/ Samuel L. Schwerin
Name:	Samuel L. Schwerin
Title:	Managing Member, Millennium TVP (GP), LLC, General Partner of Millennium Technology Value Partners Management, L.P., General Partner of Millennium Technology Value Partners (RCM), L.P.

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

/s/ Bruce Hansen
BRUCE HANSEN

/s/ Stephen Coggeshall
STEPHEN COGGESHALL

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT